EXHIBIT 10.41

PROMISSORY NOTE

Borrower:	C. C. Bess	Lender:	Bowlin Travel Centers, Inc.
	PO Box 1888		150 Louisiana NE
	Mesilla Park, NM 88047		Albuquerque, NM 87108

Principal Amount: $53,000.00	Interest Rate: 8.5%

Date:	August 15, 2006

Promise to pay. Borrower promises to pay to Bowlin Travel Centers, Inc. (“Lender”), in lawful money of the United State of America, the principal amount of Fifty Three Thousand and no/100 Dollars ($53,000.00), together with interest at the rate of eight and one half percent (8.5%) per annum on the unpaid principal balance. Interest is payable from August 15, 2006. Principal and interest are payable in regular monthly installments of not less than Six hundred eighty and no/100 ($680.00) dollars or more each month beginning September 15, 2006 and continuing until September 15, 2011 at which time the entire remaining principal balance together with accrued interest thereon, shall become immediately due and payable.

Payment: Calculation and Application. The annual interest rate for this Note is computed on a 365 day basis; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, I will pay the Lender at Lender’s address shown above. Borrower agrees to pay interest and principal monthly beginning thirty days from the date of this Promissory Note. Unless otherwise agreed, payments will be applied first to late charges, then to unpaid interest, then to principal, and any remaining amount to any unpaid collections costs.

Late Charge. If a payment is 10 (ten) days or more late, Borrower will be charged 5.0% of the payment amount due.

Default. Borrower will be in default if Borrower fails to make any payment when due.

Promissory note (Continued)

Lenders Rights. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that mount. Lender may hire or pay someone else to help collect his Note if Borrower does not pay. Borrower will also pay Lender that amount. This includes, subject to applicable law, Lender’s attorney’ fees and legal expenses for bankruptcy proceeding (including effort to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collections services. Borrower will also pay any court costs, in addition to all other sums provided by law. This not has been delivered to Lender and accepted by Lender in the State of New Mexico. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Dona Ana County, the State of New Mexico. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. This note shall be governed by and construed in accordance with the laws of the State of New Mexico.

Collateral. None.

General Provisions. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentments, demand for payment, protest and notice of dishonor. All parties agree that Lends may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral.

Borrower:

/s/ C. C. Bess

C. C. Bess

/s/ Michael L. Bowlin

Michael L. Bowlin President and Chief Executive Officer Bowlin Travel Centers, Inc.